SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 17, 2002

(date of earliest event reported)

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 Dixie Road, Suite 100, Brampton, Ontario, Canada	L6T 5P6

(address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (905) 863-0000.

Item 5.   Other Events

On October 17, 2002, Nortel Networks Corporation issued its financial results for the third quarter and first nine months of 2002.

Nortel Networks Corporation stated that revenues from continuing operations were US$2.36 billion for the third quarter of 2002 compared to US$3.69 billion in the same period in 2001. Nortel Networks Corporation reported a net loss in the third quarter of 2002 of US$1.80 billion, or US$0.42 per common share, compared to a net loss of US$3.47 billion, or US$1.08 per common share, in the third quarter of 2001(a).

Consistent with its quarterly review procedures, Nortel Networks Corporation performed an evaluation of the recoverability of its deferred income tax assets as at September 30, 2002 and determined that it was appropriate to recognize certain additional tax valuation allowances of US$450 million (which more than offset the US$325 million income tax benefit recorded in the third quarter of 2002), resulting in a reported net income tax charge of US$125 million for the third quarter. The increase in the valuation allowance was primarily the result of the uncertainty regarding the timing of a meaningful recovery in the telecom market.

Nortel Networks Corporation had a strong cash balance at the end of the third quarter of 2002 of approximately US$4.59 billion, which included approximately US$420 million of restricted cash used as cash collateral for certain customer performance bonds and contracts. In light of the cash position and anticipated financial performance, Nortel Networks Corporation expects the US$1.5 billion Nortel Networks credit facilities, that mature mid-December 2002 and which are currently undrawn, will not be amended or extended and will expire on that date. Nortel Networks Corporation will continue to monitor its financial position and that of the Registrant in light of the terms of the remaining syndicated credit facilities.

Nortel Networks Corporation continues to focus on cash management and expects to have more than sufficient cash to fund its current business model, manage its investments and meet its customer commitments. Nortel Networks Corporation expects to have a cash balance in excess of US$3 billion at end of 2002. In 2003, Nortel Networks Corporation will drive the business to profitability and in conjunction, it expects to fund restructuring costs of approximately US$900 million and make scheduled debt repayment of approximately US$200 million.

Nortel Networks Corporation recorded a strong gross margin of 38 percent for the third quarter of 2002.

Nortel Networks Corporation expects ongoing pressure on customer capital spending well into 2003. Focusing on its top priority of returning to profitability by the second quarter of 2003, Nortel Networks Corporation will continue to reduce its cost structure and drive to a break even model to be in place for the second quarter of 2003 (not including costs related to acquisitions and any special charges and gains) at quarterly revenues of below US$2.4 billion. Nortel Networks Corporation continues to expect a workforce of approximately 35,000 to support this break even model.

The decline in the world capital markets and global interest rates over the past year have had a significant negative impact on the investment assets of Nortel Networks Corporation’s registered pension plans which are managed by third parties. As a result, Nortel Networks Corporation expects to record at December 31, 2002 a non-cash charge to shareholders’ equity, currently expected to be between US$600 million to US$700 million, related to the increase in the minimum required recognizable deficit associated with these registered pension plans. In 2002, Nortel Networks Corporation has made all required cash contributions to its registered pension plans as well as additional voluntary contributions. To date in 2002, the total of cash contributions already made by Nortel Networks Corporation to its registered pension plans was approximately US$150 million.

Third quarter 2002 revenues from continuing operations reflected the realignment of the previously reported Metro and Enterprise Networks segment into the Wireline Networks segment and the Enterprise Networks segment. The Optical Networks and Wireless Networks segments remained unchanged.

Nortel Networks Corporation owns all of the Registrant’s common shares and the Registrant is Nortel Networks Corporation’s principal direct operating subsidiary.

NORTEL NETWORKS CORPORATION
Consolidated Results (unaudited)
(millions of U.S. dollars, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2002(1)	2001	2002(1)	2001

Revenues	$2,355	$3,694	$8,040	$14,055
Cost of revenues	1,454	3,673	5,423	11,750

Gross profit	901	21	2,617	2,305

Selling, general and administrative expense	682	1,919	2,193	4,902
Research and development expense	565	808	1,739	2,661
In-process research and development expense	—	—	—	15
Amortization of intangibles
Acquired technology	38	185	122	744
Goodwill(2)	—	454	—	3,685
Stock option compensation from acquisitions and divestitures	22	32	68	91
Special charges	1,194	1,024	2,084	14,949
Gain on sale of businesses	—	(45)	(14)	(45)

Operating loss	(1,600)	(4,356)	(3,575)	(24,697)

Equity in net loss of associated companies	(5)	(6)	(19)	(138)
Other expense – net	(2)	(318)	(20)	(268)
Interest expense
Long-term debt	(55)	(54)	(168)	(138)
Other	(12)	(23)	(33)	(82)

Loss before income taxes	(1,674)	(4,757)	(3,815)	(25,323)

Income tax benefit	(125)	1,289	478	2,842

Net loss from continuing operations	(1,799)	(3,468)	(3,337)	(22,481)
Net loss from discontinued operations (net of tax)(3)	—	—	—	(3,010)

Net loss before cumulative effect of accounting change	(1,799)	(3,468)	(3,337)	(25,491)
Cumulative effect of accounting change (net of tax of $9)	—	—	—	15

Net loss	$(1,799)	$(3,468)	$(3,337)	$(25,476)

Basic and diluted loss per common share(4)
From continuing operations	$(0.42)	$(1.08)	$(0.91)	$(7.07)
From discontinued operations	—	—	—	(0.94)

	$(0.42)	$(1.08)	$(0.91)	$(8.01)

Weighted average number of common shares (millions)
- basic(5)	4,335	3,203	3,671	3,181
- diluted(4)	4,335	3,203	3,671	3,181

(1)	These unaudited consolidated results for the three and nine months ended September 30, 2002 are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise these preliminary results prior to the filing of its reported results for the three months and nine months ended September 30, 2002.

(2)	Effective January 1, 2002, Nortel Networks adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. Thus, the amortization of goodwill, including goodwill recorded in past business combinations, and the amortization of intangibles with an indefinite life ceased upon adoption of this Statement. The impact of the SFAS 142 requirement to cease amortization would be to reduce the reported net loss by $454 and $3,884 for the three and nine months ended September 30, 2001, respectively, and the reported basic and diluted loss per common share by $14 cents and $1.22 per common share for the three and nine months ended September 30, 2001, respectively had this Statement been in effect beginning January 1, 2001.

(3)	Reported results for the nine months ended September 30, 2001 is net of an applicable income tax recovery of $723.

(4)	As a result of the reported net losses for the periods presented, approximately 278 and 101 of potentially dilutive securities (in millions) for the three months ended September 30, 2002 and 2001, respectively and approximately 222 and 71 of potentially dilutive securities (in millions) for the nine months ended September 30, 2002 and 2001, respectively, have not been included in the calculation of diluted loss per common share for the periods presented because to do so would have been anti-dilutive.

(5)	The basic weighted average number of common shares includes the minimum number of common shares to be issued upon settlement of the prepaid forward purchase contracts issued on June 12, 2002. The minimum number of common shares to be issued is 485 million for the three months ended September 30, 2002, and 197 million on a weighted basis for the nine months ended September 30, 2002.

NORTEL NETWORKS CORPORATION
Consolidated Balance Sheets
(millions of U.S. dollars)

	U.S. GAAP

	(unaudited)	(unaudited)	(audited)
	September 30,	June 30,	December 31,
	2002(1)	2002	2001

ASSETS

Current assets

Cash and cash equivalents	$4,170	$4,847	$3,513

Restricted cash and cash equivalents	420	22	—

Accounts receivable (less provisions of $528 at September 30, 2002; $574 at June 30, 2002; $655 at December 31, 2001)	2,007	2,338	2,923

Inventories — net	1,132	1,453	1,579

Income taxes recoverable	58	55	796

Deferred income taxes — net	1,162	1,246	1,386

Other current assets	673	855	857

Current assets of discontinued operations	293	336	708

Total current assets	9,915	11,152	11,762

Long-term receivables (less provisions of $877 at September 30, 2002; $841 at June 30, 2002; $828 at December 31, 2001)	79	254	203

Investments at cost and associated companies at equity	176	223	253

Plant and equipment — net	1,670	2,001	2,571

Goodwill	2,200	2,795	2,810

Intangible assets — net	133	171	285

Deferred income taxes — net	2,333	2,448	2,077

Other assets	868	937	893

Long-term assets of discontinued operations	66	105	283

Total assets	17,440	$20,086	$21,137

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities

Notes payable	$128	$340	$426

Trade and other accounts payable	1,286	1,600	1,988

Payroll and benefit-related liabilities	646	562	636

Other accrued liabilities	4,689	5,196	5,459

Income taxes payable	116	108	143

Long-term debt due within one year	516	325	384

Current liabilities of discontinued operations	137	171	421

Total current liabilities	7,518	8,302	9,457

Deferred income	99	123	154

Long-term debt	4,111	4,125	4,094

Deferred income taxes — net	499	523	518

Other liabilities	1,588	1,498	1,453

Minority interest in subsidiary companies	611	604	637

	14,426	15,175	16,313

SHAREHOLDERS’ EQUITY

Common shares, without par value — Authorized shares: unlimited; Issued and outstanding shares: 3,849,891,442 at September 30, 2002, 3,849,075,583 at June 30, 2002, and 3,213,742,169 at December 31, 2001	33,872	33,860	32,899

Additional paid-in capital	3,753	3,766	3,257

Deferred stock option compensation	(118)	(139)	(205)

Deficit	(33,488)	(31,689)	(30,151)

Accumulated other comprehensive loss	(1,005)	(887)	(976)

Total shareholders’ equity	3,014	4,911	4,824

Total liabilities and shareholders’ equity	$17,440	$20,086	$21,137

(1)	The unaudited consolidated balance sheet as at September 30, 2002 is preliminary and is subject to change. Nortel Networks disclaims any intention or obligation to update or revise such balance sheet prior to the filing of its reported results for the three months and nine months ended September 30, 2002.

NORTEL NETWORKS CORPORATION
Consolidated Statements of Cash Flows (unaudited)
(millions of U.S. dollars)

	U.S. GAAP

	Three months	Nine months	Three months
	ended	ended	ended
	September 30,	September 30,	September 30,
	2002(1)	2002(1)	2001

Cash flows from (used in) operating activities

Net loss from continuing operations	$(1,799)	$(3,337)	$(3,468)

Adjustments to reconcile net loss from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:

Amortization and depreciation	158	542	844

Non-cash portion of special charges and related asset write downs	910	1,292	433

Equity in net loss of associated companies	5	19	6

Stock option compensation	22	68	32

Deferred income taxes	180	(45)	(1,063)

Other liabilities	16	(14)	79

Gain on sale of investments and businesses	(2)	(28)	(45)

Other — net	149	355	441

Change in operating assets and liabilities:

Accounts receivable	349	893	2,076

Inventories	281	407	554

Income taxes	5	711	(91)

Accounts payable and accrued liabilities	(673)	(1,428)	1,135

Other operating assets and liabilities	19	(33)	7

Net cash from (used in) operating activities of continuing operations	(380)	(598)	940

Cash flows from (used in) investing activities

Expenditures for plant and equipment	(81)	(289)	(259)

Proceeds on disposals of plant and equipment	110	186	131

Increase in restricted cash	(398)	(420)	—

Increase in long-term receivables	(37)	(247)	(175)

Decrease in long-term receivables	148	253	99

Acquisitions of investments and businesses — net of cash acquired	(4)	(29)	(14)

Proceeds on sale of investments and businesses	6	79	166

Net cash used in investing activities of continuing operations	(256)	(467)	(52)

Cash flows from (used in) financing activities

Decrease in notes payable — net	(212)	(289)	(1,066)

Proceeds from long-term debt	1	32	1,778

Repayment of long-term debt	(16)	(22)	(56)

Increase (decrease) in capital leases payable	167	162	3

Issuance of common shares	1	863	3

Issuance of prepaid forward purchase contracts	—	623	—

Net cash from (used in) financing activities of continuing operations	(59)	1,369	662

Effect of foreign exchange rate changes on cash and cash equivalents	(30)	16	12

Net cash from (used in) continuing operations	(725)	320	1,562

Net cash from (used in) discontinued operations	48	337	(136)

Net increase (decrease) in cash and cash equivalents	(677)	657	1,426

Cash and cash equivalents at beginning of period — net	4,847	3,513	1,929

Cash and cash equivalents at end of period — net	$4,170	$4,170	$3,355

(1)	The unaudited consolidated statements of cash flows for the three months and nine months ended September 30, 2002 are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise such statements of cash flows prior to the filing of its reported results for the three months and nine months ended September 30, 2002.

NORTEL NETWORKS CORPORATION
Consolidated Results (unaudited)(1)
Supplementary Information
(millions of U.S. dollars)

Revenues from continuing operations	Three months ended			Nine months ended
	September 30,			September 30,

	2002	2001	% Change	2002	2001	% Change

By Segments:(2)

Wireless networks	$940	$1,349	(30%)	$3,199	$4,510	(29%)

Enterprise networks	617	683	(10%)	2,011	2,387	(16%)

Wireline networks	482	942	(49%)	1,665	3,660	(55%)

Optical networks	309	579	(47%)	1,121	2,905	(61%)

Other	7	141	(95%)	44	593	(93%)

Total	2,355	3,694		8,040	14,055

	Three months ended			Nine months ended
	September 30,			September 30,

	2002	2001	% Change	2002	2001	% Change

By Geographic Regions:(3)

United States	$1,224	$1,761	(31%)	$4,173	$6,850	(39%)

Canada	89	183	(51%)	456	699	(35%)

Other countries	1,042	1,750	(41%)	3,411	6,506	(48%)

Total	2,355	3,694		8,040	14,055

Historical information(2)	Three months ended

	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2002	2002	2001	2001	2001	2001

By Segments:

Wireless networks	$1,123	$1,136	$1,204	$1,349	$1,616	$1,545

Enterprise networks	645	749	760	683	746	958

Wireline networks	578	605	960	942	1,248	1,470

Optical networks	406	406	465	579	757	1,569

Other	21	16	67	141	243	209

Total	2,773	2,912	3,456	3,694	4,610	5,751

	Year ended December 31,

	2001	2000

By Segments:

Wireless networks	$5,714	$5,438

Enterprise networks	3,147	3,892

Wireline networks	4,620	7,799

Optical networks	3,370	9,732

Other	660	1,087

Total	17,511	27,948

(1)	These unaudited consolidated results are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise these preliminary results prior to the filing of its reported results for the three months and nine months ended September 30, 2002.

(2)	During the third quarter of 2002, Nortel Networks changed the way it managed its business to streamline and focus more directly on its customers in four key businesses. Consequently, financial information for the Wireline Networks segment and Enterprise Networks segment is reported on the new basis commencing in the three months ended September 30, 2002, and historical comparative financial information is restated for these two segments.

(3)	Revenues are attributable to geographic regions based on the location of the customer.

(a)	Effective January 1, 2002, Nortel Networks Corporation adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”. Footnote (2) to the above consolidated results (unaudited) tables discloses the effect on both the reported net loss and reported basic and diluted loss per common share for the three months and nine months ended September 30, 2001 of the Statement’s requirement to cease amortization of goodwill had the Statement been in effect beginning January 1, 2001.

Certain information included in this report is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the severity and duration of the industry adjustment; the sufficiency of Nortel Networks restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; successful implementation of Nortel Networks new organization structure; fluctuations in operating results and general industry, economic and market conditions and growth rates; the ability to recruit and retain qualified employees; fluctuations in cash flow; the level of outstanding debt and debt ratings; the ability to meet financial covenants contained in Nortel Networks credit agreements; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; the dependence on new product development; the uncertainties of the Internet; the impact of the credit risks of Nortel Networks customers and the impact of increased provision of customer financing and commitments; stock market volatility; the entrance into an increased number of supply, turnkey, and outsourcing contracts which contain delivery, installation, and performance provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of Nortel Networks strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by the Registrant and Nortel Networks Corporation with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, the Registrant and Nortel Networks Corporation disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits.

none

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED

By:	/s/ Deborah J. Noble Deborah J. Noble Corporate Secretary

By:	/s/ Douglas C. Beatty Douglas C. Beatty Chief Financial Officer

Dated: October 22, 2002